Exhibit 4.1

Execution Version
NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.
SERIES A COMMON UNIT PURCHASE WARRANT
INTUITIVE MACHINES, LLC
Warrant Units: 4,150,780           Issue Date: January 29, 2024
THIS COMMON UNIT PURCHASE WARRANT (the “Warrant”) certifies that, for value received, Intuitive Machines, Inc., or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the date hereof (the “Initial Exercise Date”) and on or prior to 5:00 p.m. (New York City time) on January 29, 2029 (the “Termination Date”) but not thereafter, to subscribe for and purchase from Intuitive Machines, LLC., a Delaware limited liability company (the “Company”), up to 4,150,780 of the Company’s common units (the “Common Units” and the Common Units purchased pursuant to this Warrant, as subject to adjustment hereunder, the “Warrant Units”). The purchase price of one Common Unit under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b).
WHEREAS, the Company, Ghaffarian Enterprises, LLC (the “Guarantor”) and Pershing LLC, an affiliate of Bank of New York Mellon (the “Lender”) have entered into a series of loan documents (collectively, the “Loan Documentation”) pursuant to which the Lender extended credit to the company in an amount not to exceed $10,000,000 and the Guarantor agreed to provide credit support guarantees (the “Credit Support Guarantees”) with collateral including marketable securities (the “Credit Support”), in each case in favor of the Lender for the benefit of the Company;
WHEREAS, the Company, the Holder and the Guarantor have entered into that certain Letter Agreement, dated as of January 28, 2024 (the “Letter Agreement”), pursuant to which, among other things, the Holder will reimburse, pay and make whole the Guarantor for any amounts paid or deemed paid by the Guarantor in connection with the Loan Documentation, Credit Support Guarantees or Credit Support, in each case including the value of any Credit Support used for repayment of the Lender, or any other indebtedness (including interest), obligations and liabilities of every kind and nature from time to time pursuant to the Loan Documentation;

WHEREAS, on January 29, 2024, the Guarantor contributed or caused to be contributed to the Holder an amount in cash equal to $10,000,000 (the “Contribution”), which equals the amount necessary to pay the principal amount owed by the Company to the Lender pursuant to the Loan Documentation as of the Repayment Date (as defined in the Letter Agreement);
WHEREAS, in exchange for the Contribution, the Holder, among other things, issued to the Guarantor (or its designee), pursuant to Section 4(a)(2) of the Securities Act, a new unregistered Series A Common Stock Purchase Warrant (the “Upstairs Series A Warrant”) to purchase up to 4,150,780 shares of, at the Guarantor’s election, the Holder’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”), or the Holder’s Class C common stock, par value $0.0001 per share (“Class C Common Stock”), which Upstairs Series A Warrant is immediately exercisable, with an expiration date of January 29, 2029 and an exercise price per share equal to $2.57;
WHEREAS, immediately following the Contribution, the Holder contributed to the Company an amount in cash equal to the Contribution (the “OpCo Contribution”);
WHEREAS, in accordance with the Letter Agreement, in exchange for the OpCo Contribution, the Company desires to, among other things, issue to the Holder this Warrant; and
WHEREAS, the Company and the Holder intend for this Warrant to be a “back-to-back” warrant that corresponds to the Upstairs Series A Warrant.
Section 1.    Definitions.
a)    Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Letter Agreement.
“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.
“Common Unit Equivalents” means any securities of the Company or any of its subsidiaries that would entitle the holder thereof to acquire at any time Common Units, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Units.
“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.
“Trading Day” means a day on which the principal Trading Market is open for trading.
“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global

Select Market, the New York Stock Exchange, the Pink Open Market, OTCQB or the OTCQX (or any successors to any of the foregoing).
Section 2.    Exercise.
a)    Exercise of Warrant. Notwithstanding anything to the contrary herein, the Holder shall exercise this Warrant only if, when and to the extent that the corresponding Upstairs Series A Warrant is exercised by the Guarantor for shares of Class A Common Stock such that the number of shares of Class A Common Stock issued to the Guarantor in connection with the exercise of the Upstairs Series A Warrant shall be matched with a corresponding number of Common Units issued by the Company to the Holder in connection with the exercise of this Warrant. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Units hereunder, the number of Warrant Units available for purchase hereunder at any given time may be less than the amount stated on the face hereof.
b)    Exercise Price. The exercise price per Common Unit under this Warrant shall be $2.57, subject to adjustment hereunder (the “Exercise Price”). If the Holder lowers the “Exercise Price” (as defined in the Upstairs Series A Warrant) of the Upstairs Series A Warrant pursuant to the terms and conditions of the Upstairs Series A Warrant, the Company shall correspondingly lower the Exercise Price of this Warrant by the same amount.
c)    Cashless Exercise. In the event that the Guarantor elects to exercise the Upstairs Series A Warrant, in whole or in part, by means of a “cashless exercise,” then the Holder shall exercise this Warrant at such time by means of a “cashless exercise” in which (i) the Holder shall receive a number of Warrant Units equal to the number of shares of Class A Common Stock issued to the Guarantor in connection with the “cashless exercise” of the Upstairs Series A Warrant and (ii) the Holder shall forfeit such portion of this Warrant for the purchase of a number of Common Units equal to the number of shares of Class A Common Stock surrendered by the Guarantor upon the “cashless exercise” of the Upstairs Series A Warrant.
d)    Mechanics of Exercise.
i.    Delivery of Warrant Units Upon Exercise. The Company shall cause the Warrant Units purchased hereunder to be transmitted by book-entry notation, registered in the Company’s member register in the name of the Holder or its designee, for the number of Warrant Units to which the Holder is entitled pursuant to such exercise to the address specified by the Holder in the Notice of Exercise by the date that is the earliest of (i) two (2) Trading Days after the delivery to the Company of the Notice of Exercise, (ii) one (1) Trading Day after delivery of the aggregate Exercise Price to the Company and (iii) the number of Trading Days comprising the Standard Settlement Period after the delivery to the Company of the Notice of Exercise. Upon delivery of the Notice of Exercise, the Holder shall be deemed for all limited liability company purposes to have become the holder of record of the Warrant Units with respect to which this Warrant has been exercised, irrespective of the date of delivery of the Warrant Units, provided that payment of the aggregate Exercise Price (other than in the case of a cashless exercise) is received within the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period following delivery of the Notice of Exercise. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Holder’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Exercise.
ii.    Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant certificate, at the time of delivery of the Warrant Units, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Units called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.
iii.    No Fractional Units or Scrip. No fractional units or scrip representing fractional units shall be issued upon the exercise of this Warrant. As to any fraction of a unit which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share.
iv.    Charges, Taxes and Expenses. Issuance of Warrant Units shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Units, all of which taxes and expenses shall be paid by the Company, and such Warrant Units shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that, in the event that Warrant Units are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto.
v.    Closing of Books. The Company will not close its unitholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

Section 3.    Certain Adjustments.
a)    Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (i) pays a unit dividend or otherwise makes a distribution or distributions on its Common Units or any other equity or equity equivalent securities payable in Common Units (which, for avoidance of doubt, shall not include any Common Units issued by the Company upon exercise of this Warrant), (ii) subdivides outstanding Common Units into a larger number of units, (iii) combines (including by way of reverse unit split) outstanding Common Units into a smaller number of units, or (iv) issues by reclassification of Common Units any other capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of Common Units (excluding treasury units, if any) outstanding immediately before such event and of which the denominator shall be the number of Common Units outstanding immediately after such event, and the number of units issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of holders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification. If the Upstairs Series A Warrant is adjusted pursuant to Section 3(a) (Stock Dividends and Splits) of the Upstairs Series A Warrant, this Warrant shall be correspondingly adjusted pursuant to Section 3(a) (Stock Dividends and Splits) of the Upstairs Series A Warrant mutatis mutandis.
b)    Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 3(a) above, if at any time the Company grants, issues or sells any Common Unit Equivalents or rights to purchase units, warrants, securities or other property pro rata to the record holders of Common Units (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of Common Units acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Units are to be determined for the grant, issue or sale of such Purchase Rights.
c)    Pro Rata Distributions. During such time as this Warrant is outstanding, if the Company shall declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Common Units, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Warrant, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of Common Units acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of Common Units are to be determined for the participation in such Distribution. To the extent that this Warrant has not been partially or completely exercised at the time of such Distribution, such portion of the Distribution shall be held in abeyance for the benefit of the Holder until the Holder has exercised this Warrant.
d)    Fundamental Transaction. If, at any time while this Warrant is outstanding, the Holder or the Company shall engage in any Fundamental Transaction (as defined in the Upstairs Series A Warrant, modified, as applicable, mutatis mutandis for the Company) as described in Section 3(d) (Fundamental Transactions) of the Upstairs Series A Warrant, the provisions of Section 3(d) of the Upstairs Series A Warrant shall apply to this Warrant mutatis mutandis.
e)    Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a unit, as the case may be. For purposes of this Section 3, the number of Common Units deemed to be issued and outstanding as of a given date shall be the sum of the number of Common Units (excluding treasury units, if any) issued and outstanding.
f)    Notice to Holder.
i.    Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly deliver to the Holder by facsimile or email a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant Units and setting forth a brief statement of the facts requiring such adjustment.
ii.    Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Units, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Units, (C) the Company shall authorize the granting to all holders of the Common Units rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any holders of the Company shall be required in connection with any reclassification of the Common Units, any consolidation or merger to which the Company (or any of its subsidiaries) is a party, any sale or transfer of all or substantially all of its assets, or any compulsory share exchange whereby the Common Units are converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered by facsimile email to the Holder at its last facsimile number or email address as it shall appear upon the Warrant Register of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Units of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Units of record shall be entitled to exchange their Common Units for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.
Section 4.    Transfer of Warrant.
a)    Transferability. Subject to compliance with any applicable securities laws and the conditions set forth in Section 4(d) hereof, this Warrant and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company unless the Holder has assigned this Warrant in full, in which case, the Holder shall surrender this Warrant to the Company within three (3) Trading Days of the date on which the Holder delivers an assignment form to the Company assigning this Warrant in full. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Units without having a new Warrant issued.
b)    New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the Initial Exercise Date and shall be identical with this Warrant except as to the number of Warrant Units issuable pursuant thereto.

c.    Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.
d)    Transfer Restrictions. If, at the time of the surrender of this Warrant in connection with any transfer of this Warrant, the transfer of this Warrant shall not be either (i) registered pursuant to an effective registration statement under the Securities Act and under applicable state securities or blue sky laws or (ii) eligible for resale without volume or manner-of-sale restrictions or current public information requirements pursuant to Rule 144, the Company may require, as a condition of allowing such transfer, that the transferee of this Warrant agrees in writing to be bound, with respect to the transferred Warrant, by the provisions of this Warrant as a “Holder.”
e)    Representation by the Holder. The Holder, by the acceptance hereof, represents and warrants that it is acquiring this Warrant and, upon any exercise hereof, will acquire the Warrant Units issuable upon such exercise, for its own account and not with a view to or for distributing or reselling such Warrant Units or any part thereof in violation of the Securities Act or any applicable state securities law, except pursuant to sales registered or exempted under the Securities Act.
Section 5.    Miscellaneous.
a)    No Rights as Member Until Exercise; No Settlement in Cash. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a member of the Company prior to the exercise hereof as set forth in Section 2(d)(i), except as expressly set forth in Section 3. Without limiting any rights of a Holder to receive Warrant Units on a “cashless exercise” pursuant to Section 2(c), in no event shall the Company be required to net cash settle an exercise of this Warrant.
b)    Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any certificate relating to the Warrant Units (as applicable), and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or certificate, if mutilated, the Company will make and deliver a new Warrant or certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or certificate.
c)    Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Trading Day, then such action may be taken or such right may be exercised on the next succeeding Trading Day.

d)    Authorized Units.
The Company covenants that, during the period the Warrant is outstanding, it will at all times reserve and keep available a number of its Common Units that shall be sufficient to permit the exercise in full of this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of issuing the necessary Warrant Units upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Units may be issued as provided herein without violation of any applicable law or regulation. The Company covenants that all Warrant Units which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Units in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).
Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its organizational or governing documents or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (i)  take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Units upon the exercise of this Warrant and (ii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant.
Before taking any action which would result in an adjustment in the number of Warrant Units for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.
e)    Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Warrant (whether brought against a party hereto or their respective Affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York.

Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If either party shall commence an action, suit or proceeding to enforce any provisions of this Warrant, the prevailing party in such action, suit or proceeding shall be reimbursed by the other party for their reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.
f)    Restrictions. The Holder acknowledges that the Warrant Units acquired upon the exercise of this Warrant, if not registered, and the Holder does not utilize cashless exercise, will have restrictions upon resale imposed by state and federal securities laws.
g)    Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies. Without limiting any other provision of this Warrant, if the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.
h)    Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Exercise, shall be in writing and delivered personally, by e-mail, or sent by a nationally recognized overnight courier service, addressed to the Company, at 13467 Columbia Shuttle Street, Houston, TX 77059, Attention: Annachiara Jones, email address: ajones@intuitivemachines.com, or such other email address or address as the Company may specify for such purposes by notice to the Holders. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by e-mail, or sent by a nationally recognized overnight courier service addressed to each Holder at the e-mail address or address of such Holder appearing on the books of the Company. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the time of transmission, if such notice or communication is delivered via e-mail at the e-mail address set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the time of transmission, if such notice or communication is delivered via e-mail at the e-mail address set forth in this Section on a day that is not a

Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.
i)    Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Units, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Common Units or as a member of the Company, whether such liability is asserted by the Company or by creditors of the Company.
j)    Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.
k)    Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Units.
l)    Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.
m)    Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.
n)    Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.
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(Signature Page Follows)

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.
INTUITIVE MACHINES, LLC
By:
Name:
Title:

NOTICE OF EXERCISE
TO:    INTUITIVE MACHINES, LLC
(1)    The undersigned hereby elects to purchase ____________ Warrant Units of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.
(2)    Payment shall take the form of (check applicable box):
[ ] in lawful money of the United States; or
[ ] if permitted the cancellation of such number of Warrant Units as is necessary, in accordance with the formula set forth in subsection 2(c), to exercise this Warrant with respect to the maximum number of Warrant Units purchasable pursuant to the cashless exercise procedure set forth in subsection 2(c).
(3)    Please issue said Warrant Units in the name of the undersigned or in such other name as is specified below:

The Warrant Units shall be delivered to the following DWAC Account Number:

(4)    Accredited Investor. The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.
[SIGNATURE OF HOLDER]
Name of Investing Entity:

Signature of Authorized Signatory of Investing Entity:

Name of Authorized Signatory:

Title of Authorized Signatory:

Date:

ASSIGNMENT FORM
(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to purchase shares.)
FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to
Name:
    (Please Print)
Address:
    (Please Print)
Phone Number:
Email Address:
Dated:________________ __, ______
Holder’s Signature:
Holder’s Address: